Exhibit 99.2

UFP Technologies, Inc.

Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined financial statements are provided for informational purposes only and do not purport to represent what the actual combined results of operations or the combined financial position of the combined company would be had the acquisition occurred on the dates assumed, nor are they necessarily indicative of future combined results of operations or combined financial position.

The historical consolidated financial information of the Company and Dielectrics has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes and do not purport to represent what the results of operations would actually have been had the acquisition occurred as of the date indicated or what such results of operations will be for any future periods. The actual results of operations reported by the combined company in periods following the acquisition may differ significantly from those reflected in these unaudited pro forma condensed combined financial statements for a number of reasons, including but not limited to the impact and benefits of the acquisition, cost savings from operating efficiencies, synergies and the incremental costs incurred in successfully integrating and operating the Dielectrics business. The unaudited pro forma condensed combined financial statements are based upon the respective historical consolidated financial information of the Company and Dielectrics for the periods presented, and should be read in conjunction with:

•	The notes to the unaudited pro forma condensed combined financial information;
•	The Company’s Current Report on Form 8-K filed February 2, 2018, including the exhibits thereto;
•	The audited consolidated financial statements of the Company as of December 31, 2017 and December 31, 2016 and for each of the three years in the period ended December 31, 2017, which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC; and
•	The audited consolidated financial statements of Dielectrics as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017, filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on the date hereof.

The Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2017 gives effect to the acquisition as if it had been consummated on that date.

For the year ended December 31, 2017, the Unaudited Pro Forma Condensed Combined Statement of Income gives effect to the acquisition as if it had been consummated on January 1, 2017.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2017

(In thousands)

	UFP Historical	Dielectrics Historical	Pro Forma Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$37,978	$563	$(22,852)	(a)(b)(c)(d)	$15,689
Receivables, net	21,381	5,241	-		26,622
Receivable from shareholders	-	1,464	(1,464)	(d)	-
Inventories	12,863	3,901	-		16,764
Prepaid expenses	1,835	120	-		1,955
Refundable income taxes	1,017	-	-		1,017
Total current assets	75,074	11,289	(24,316)		62,047
Property, plant and equipment, net	53,652	1,444	3,156	(e)	58,252
Goodwill	7,322	-	46,061	(f)	53,383
Intangible assets	-	-	22,157	(g)	22,157
Other assets	2,159	-	-		2,159
Total assets	$138,207	$12,733	$47,058		$197,998

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,180	$1,536	$-		$5,716
Short-term Debt	-	-	38,540	(h)	38,540
Accrued expenses	5,763	718	660	(b)	7,141
Customer deposits	-	1,603	-		1,603
Total current liabilities	9,943	3,857	39,200		53,000
Deferred income taxes	2,440	-	-		2,440
Long-term Debt	-	-	17,460	(h)	17,460
Other liabilities	2,112	-	-		2,112
Total liabilities	14,495	3,857	56,660		75,012
Stockholders’ equity:
Preferred stock	-	-	-		-
Common stock	73	10	(10)	(i)	73
Additional paid-in capital	26,664	138	(138)	(i)	26,664
Retained earnings	97,562	8,728	(9,454)	(b)(i)	96,836
Treasury stock	(587)	-	-		(587)
Total stockholders' equity	123,712	8,876	(9,602)		122,986
Total liabilities and stockholders' equity	$138,207	$12,733	$47,058		$197,998

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended December 31, 2017

(In thousands, except per share data)

	UFP Historical	Dielectrics Historical	Pro Forma Adjustments		Pro forma

Net sales	$147,843	$42,586	$(122)	(j)	$190,307
Cost of sales	112,356	29,967	170	(j)(k)	142,493
Gross profit	35,487	12,619	(292)		47,814
Selling, general and administrative expenses	23,845	9,471	(5,019)	(l)(m)	28,297
Other operating (income) expenses, net	(51)	-	-		(51)
Operating income	11,693	3,148	4,727		19,568
Interest income, net	(166)	-	1,792	(n)	1,626
Income before income tax provision	11,859	3,148	2,935		17,942
Income tax expense	2,649	13	2,055	(o)	4,717
Net income from consolidated operations	$9,210	$3,135	$880		$13,225
Net income per common share outstanding:
Basic	$1.27				$1.82
Diluted	$1.26				$1.80
Weighted average common shares outstanding:
Basic	7,248				7,248
Diluted	7,337				7,337

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

UFP Technologies, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(In thousands, except per share data)

Basis of Presentation

The historical consolidated financial statements have been adjusted in the unaudited pro forma consolidated financial statements to give effect to pro forma events that are (1) directly attributable to the acquisition of Dielectrics, (2) factually supportable and (3) with respect to the unaudited pro forma consolidated statements of operations, expected to have a continuing impact on the combined results following the aforementioned transaction. The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of Dielectrics’ assets acquired and liabilities assumed and conformed the accounting policies of Dielectrics to its own accounting policies. The unaudited pro forma consolidated financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the acquisition of Dielectrics as a result of restructuring activities and other planned cost savings initiatives following the completion of the business combination.

Description of Transaction

On February 1, 2018, pursuant to the terms of a Stock Purchase Agreement, dated as of January 30, 2018 (the “Purchase Agreement”), by and among Eric C. Stahl, Gertrude E. Epstein, Marcia L. Rosen, Eric C. Stahl Children’s Trust, Gertrude S. Epstein Children’s Trust, Marcia L. Rosen Children’s Trust, Stahl Children’s Trust, u/d/t December 31, 1993 f/b/o Eric S. Stahl, Stahl Children’s Trust u/d/t December 31, 1993 f/b/o Gertrude Epstein, Stahl Children’s Trust u/d/t December 31, 1993 f/b/o Marcia L. Rosen (collectively, along with the named beneficiaries of each trust, the “Sellers”), Dielectrics and the Company, the Company purchased from the Sellers all of the issued and outstanding shares of common stock of Dielectrics for an aggregate purchase price of $60 million in cash. The purchase price is subject to adjustment based upon Dielectrics’ working capital at closing. A portion of the purchase price is being held in escrow to indemnify the Company against certain claims, losses and liabilities. The Purchase Agreement contains customary representations, warranties and covenants customary for transactions of this type.

On January 30, 2018, in connection with its entry into the Purchase Agreement, the Company also entered into an Agreement for the Purchase and Sale of Personal Goodwill (the “Goodwill Agreement”) with Eric C. Stahl (“Stahl”), the chairman and chief executive officer of Dielectrics, in his individual capacity. Pursuant to the terms of the Goodwill Agreement, on February 1, 2018, the Company purchased from Stahl his personal goodwill, including business relationships, trade secrets and knowledge in connection with Dielectrics’ business, for a purchase price of $20 million in cash. Pursuant to the terms of the Goodwill Agreement, Stahl agreed to certain non-competition and non-solicitation restrictions for a period of five years, and Stahl agreed to provide certain consulting services to the Company, to assist with the transfer of his personal goodwill, for a period of one year.

On February 1, 2018, the Company, as the borrower, entered into an unsecured $70 million Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) with certain of the Company’s subsidiaries (the “Subsidiary Guarantors”) and Bank of America, N.A., in its capacity as the initial lender, Administrative Agent, Swingline Lender and L/C Issuer, and certain other lenders from time to time party thereto. The Amended and Restated Credit Agreement amends and restates the Company’s prior credit agreement, originally dated as of December 2, 2013.

The credit facilities under the Amended and Restated Credit Agreement consist of a $20 million unsecured term loan to UFP and an unsecured revolving credit facility, under which the Company may borrow up to $50 million. The Amended and Restated Credit Facilities mature on February 1, 2023. The proceeds of the Amended and Restated Credit Agreement may be used for general corporate purposes, including funding the acquisition of Dielectrics, as well as certain other permitted acquisitions. The Company’s obligations under the Amended and Restated Credit Agreement are guaranteed by the Subsidiary Guarantors.

Preliminary Purchase Price Allocation

On February 1, 2018, the Company acquired Dielectrics for total consideration of $80 million. It is anticipated that an additional $250,000 will be paid to the Sellers, due to the estimated closing working capital exceeding the agreed upon target working capital. The Company financed the acquisition through borrowings on its credit facilities and through the utilization of cash on hand. The unaudited pro forma condensed combined financial information includes various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed of Dielectrics based on management’s best estimates of fair value. The final purchase price allocation may vary based on final appraisals, valuations and analyses of the fair value of the acquired assets and assumed liabilities. Accordingly, differences between these preliminary estimates and the final purchase accounting may occur and these differences could have a material impact on the accompanying unaudited pro forma financial information and the combined company’s future results of operations and financial position.

The following table shows the preliminary allocation of the purchase price for Dielectrics to the acquired identifiable assets, assumed liabilities and pro forma goodwill (in thousands):

Consideration:
Cash paid at closing	$80,000
Working capital adjustment	250
Total purchase price	$80,250
Purchase Price Allocation:
Cash and cash equivalents	$3,272
Accounts receivable	4,334
Inventory	3,958
Other current assets	122
Property, plant and equipment	4,600
Intangible assets	22,157
Total identifiable assets	38,443
Accounts payable	(1,325)
Accrued liabilities	(895)
Customer deposits	(1,804)
Total liabilities assumed	(4,024)
Total pro forma goodwill	$45,831

Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumption that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information (in thousands):

Adjustments to the pro forma condensed combined balance sheet

(a)	Reflects the use of $24,000 in cash towards the total consideration paid for the acquisition.
(b)	Reflects the payment/accrual of acquisition costs, net of tax in the amount of $726.
(c)	Reflects the preliminary working capital adjustment of $250.
(d)	Reflects the settlement in cash of a receivable due from shareholders.

(e)	Reflects the preliminary fair value adjustment of $3,156 to the acquired property, plant and equipment. To estimate the required step-up adjustment, the Company utilized fixed asset records as of November 30, 2017 and estimated the fair value of property, plant and equipment using a combination of the cost and market approaches. Estimated useful lives for acquired property, plant and equipment are 8 years for machinery and equipment, 15 years for leasehold improvements and 5 years for furniture and fixtures.
(f)	Reflects the preliminary estimate of goodwill, which represents the excess of the purchase price over the fair value of Dielectrics identifiable assets acquired and liabilities assumed.
(g)	Reflects the preliminary fair value adjustment of $22,157 for identifiable intangible assets as follows:

	Estimated Fair Value	Estimated Useful Life
Customer contracts & relationships	$21,328	20 years
Noncompetition agreements	462	5 years
Tradename and brand	367	10 years
	$22,157

The preliminary fair value of the intangible assets has been estimated using various methods under the income approach as follows:

•	The non-competition agreement is valued using the with and without method. Cash flows without competition are compared to cash flows with competition. The difference in net present values is the effect of competition. This amount is weighted by probability, taking into account the seller's motivations to compete, the resources required to compete (capital and facilities), and the effectiveness of competition.
•	The trade name is valued using the relief from royalty method. The value of the name is the after-tax present value of royalties that would be paid to license the name. The name is valued primarily as a defensive asset. Most market participants are assumed to transition the business to the acquirer's brand.
•	The customer contracts and relationships are valued using the multi-period excess earnings method (MPEEM). The MPEEM values an asset as the residual present value of cash flows after a fair return has been allocated to other assets. The returns to other assets are represented by contributory asset charges. The MPEEM is appropriate for valuing the primary asset.
(h)	Reflects borrowings from the Company’s credit facilities to finance the acquisition.
(i)	Reflects the elimination of Dielectrics equity.

Adjustments to the pro forma condensed combined statement of income

(j)	Reflects the elimination of sales and purchases of $122 between the Company and Dielectrics.
(k)	Reflects estimated depreciation expense of $292 related to the step-up of acquired property, plant and equipment as discussed in Note (e).
(l)	Reflects estimated amortization expense of $1,196 related to the identified intangible assets as discussed in Note (g).
(m)	Reflects the elimination of $6,215 of excess salaries and bonuses paid to the executives of Dielectrics.
(n)	Reflects the additional interest expense related to the Company’s borrowings on its credit facilities.
(o)	Reflects the income tax effect of pro forma adjustments and the recording of income taxes on Dielectrics income based on the estimated effective rate of 34%.